THIRD QUARTER REPORT 2013

Fellow Shareholders:

Realize. Invest. Partner. Return. In a letter to shareholders released on September 30, 2013, we described each part of our strategy. In the second quarter letter to shareholders, we described “realize” and our increasing ownership in our portfolio companies over the past five to seven years. In a letter to shareholders on October 8, 2013, we described “invest” and our focus on BIOLOGY+. All three letters can be accessed at http://ir.hhvc.com/letters.cfm.

In this letter, I would like to discuss “return.” Return refers to returning shareholder value. If we execute on our plan over the next five years, we believe we have the potential to grow net asset value per share (“NAV”) significantly for our shareholders. We believe we will be in a position to create value for shareholders by increasing NAV and potentially by taking steps to reduce the number of shares outstanding. Additionally as we execute on our strategy, we believe we will be in a position to issue both deemed dividends as well as cash dividends to our shareholders.

Understandably, the number one frustration for our shareholders has been the decline in our stock price. This decline has persisted despite a record year of positive liquidity events in 2011 and over $29.9 million in cash returned to Harris & Harris Group from sales of our positions of some of our portfolio companies thus far in 2013. This decline has persisted despite the exciting events and despite all the news being published on our current portfolio companies by third parties.

The decline in our stock price requires a frank assessment of Harris & Harris Group. One can posit many viable reasons for the weakness in the stock price of TINY: 1) There is a dearth of long-term investors in a market overwhelmed with short-term traders. 2) The retail investor has not returned to the stock market after the crisis. 3) Brokers at many banks are no longer permitted by their companies to recommend micro- capitalization stocks. 4) There is a mismatch between how long it takes to build transformative companies and the timeline most institutional investors invest their capital. 5) Our story is focused on building transformative companies from disruptive science, and this story is relatively complex.

However, I believe the real reason for the performance of the stock is internal. Our growth in NAV has been flat over the past 10 years after accounting for capital raises that were anti-dilutive. We have not increased our NAV; thus, we have not increased value for our shareholders.

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Our team has demonstrated that we can invest in companies that are proving to be commercially successful. We have also realized returns. However, our returns have been limited owing to our invested capital and our ownership at the time of realization. Had we owned a greater percentage of our companies at exit, we may have generated larger growth and more value for our shareholders.

Having realized this situation, over the past five years we have been investing in fewer companies but in companies in which we can attain and maintain significantly more ownership. Additionally, we have been increasing our average investment weighted ownership over time while investing a similar amount of capital than we have historically in our portfolio companies.

Below, we illustrate this growing ownership position.

Our plan for returning value to shareholders has four parts. Step one of our return plan was implemented over the past five years. It includes investing in early-stage companies where we believe we can own greater than 10 percent of the company at exit with invested capital of between $5 and $10 million in each company. ABSMaterials, Inc., Adesto Technologies Corporation, Enumeral Biomedical Corp., Echopixel, Inc., HzO, Inc., Metabolon, Inc., OpGen, Inc., Produced Water Absorbents, Inc., Senova Systems, Inc., SiOnyx, Inc. and Ultora, Inc., are portfolio companies that demonstrate this implementation.

Step two was highlighted more recently, but implemented over the past few years. Our best investment returns over the past 10 years have come from companies that have businesses intersecting with the life sciences. We are now focusing all our efforts on BIOLOGY+, as we believe currently, the future returns for companies commercializing technologies that sell into the life science markets will be greater than those focused on other markets we have invested in historically. Since 2008, approximately 77 percent of our new initial investments have been in companies that fit our BIOLOGY+ investment thesis. This percentage will increase over the coming years.

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We are currently focused on step three, partnering. We continue to focus on partnering with corporations to build innovative companies more efficiently. In a recently published book titled, “The Rainforest,” Victor Hwang and Greg Horowitz discuss the breakdown of the risk premium in the funding of innovation. In the depiction below, the graph on the left depicts the theoretical efficient market model for risk and return. As the graph depicts, the earlier along the timeline one invests in innovation, the greater the risk and, therefore, the greater the return, according to classical economic theory. However, as Victor and Greg point out, the risk return profile to innovation looks much more like the graph on the right, where the cost of innovation exceeds any return until further along the continuum of innovation.

At Harris & Harris Group, we continue to pursue strategies to increase the return profile of early-stage investing, and to reduce the cost profile so that it shifts to a profile more representative of the theoretical efficient market graph on the left and representative of the venture capital industry of 15 to 20 years ago. We believe this will require an environment for doing early-stage investing that includes working with corporate partners earlier in the development of these companies to 1) ascertain if there is demand for the company’s technology/products and 2) to help these start-ups prepare for scale and manufacturing in a way that permits seamless adoption by industry and the consumer. This is the basis of our partnership strategy.

We believe the skillsets of Harris & Harris Group and corporate partners are highly complementary. When we partner correctly, we believe we have an opportunity to build better companies more efficiently. This translates into better investment returns.

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Including this letter, we have now covered all four parts of our plan to realize, invest, partner and return in the four most recent letters to shareholders. The current letter ties “realize,” “invest” and “partner” to our return strategy over the next five years. We believe we are in a position to generate realized gains that will increase NAV significantly for our shareholders into the future.

If we execute over the next five years, we believe we will be in a position to create value for our shareholders. The fourth part of our return plan is to provide value back to shareholders. First and foremost, we expect to create value by demonstrating an increasing growth in NAV, first through unrealized gains and then validating that growth by realized gains. Additionally, we may take steps to decrease our shares outstanding to potentially grow NAV at an increased rate over this period of time.

Second, if we execute, we believe we will be in a position to distribute a portion of net capital gains to shareholders. With the gains realized through September 30, 2013, we have now offset all but approximately $3 million of our capital loss carryforwards from previous years. We currently believe that over the next five years, we will be in a positive gain or distribution position even after accounting for realized losses we may experience over this same period of time.

Over the past 10 years, when we have been in a distribution position, we have distributed gains through an undistributed capital gains dividend or “deemed dividend.” In a deemed dividend, Harris & Harris Group pays a corporate tax on behalf of shareholders. Due to the difference between the 35 percent corporate tax we pay and the long-term capital gains tax a shareholder owes, which is currently below the corporate tax rate, the shareholder receives a tax credit from the government upon filing his/her U.S. tax return. Additionally, the shareholder gets a step-up in the cost basis of the holder’s shares in the amount of 65 percent of the deemed dividend amount. Details on the deemed dividend can be found in our financial statements on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2012.

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As we look forward, our Board may consider both deemed dividends and cash dividends when we are in a distribution position. In the case of a cash dividend, our current status as a regulated investment company (RIC) under the Internal Revenue Code of 1986 allows us not to be taxed at the corporate level when distributing a cash dividend. We believe this is the prudent way to think about rewarding shareholders for their long-term investment in our venture capital business.

To conclude, in future letters, we will return our focus to the exciting events happening within our portfolio companies. The progress in building transformative companies from novel, disruptive science is what provides the potential for exciting investment returns and the potential to change how the world thinks about emerging technologies. We believe it is why long-term shareholders should be excited by Harris & Harris Group. It is what excites us as management. We look forward to discussing these exciting companies over the next series of letters.

We as management continue to invest in TINY. We realize it is not the same psychologically as non-management shareholders as we also receive a paycheck for our work at Harris & Harris Group. However, it demonstrates our support and our belief that the market is not recognizing the full potential of what we have accomplished and what we may accomplish over the coming years. Thank you for your support. We believe our companies are changing the world, and we are proud to be affiliated with these companies.

Douglas W. Jamison
Chairman, Chief Executive Officer
and Managing Director

November 18, 2013

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.

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